Oppenheimer Variable Account Funds, on behalf of its series Total Return Bond Fund /VA
NSAR Exhibit – Item 77Q

Post−Effective Amendment No. 82 (04/26/17) to the Registration Statement of Oppenheimer Variable Account Funds (the "Registrant"), Accession Number 0000728889-17-000906, which includes an Amended Schedule A to the Agreement and Declaration of Trust, is hereby incorporated by reference in response to Item 77Q of the Registrant's Form N−SAR.